Form 10-K, Exhibit 13
period 1996-12-31
US WATS INC
filed 1997-03-31
CIK 862025

EXHIBIT 13.9


                       EXECUTIVE EMPLOYMENT AGREEMENT


EXECUTIVE EMPLOYMENT AGREEMENT made as of the third day of March, 1997 by and between US WATS, INC., a New York corporation, with offices at 111 Presidential Boulevard, Suite 114, Bala Cynwyd, Pennsylvania 19004 (the "Company"), and Christopher Shannon, residing at 20560 Lowfield Drive, Germantown, MD 20874 (the "Executive").

                              W I T N E S E T H

     WHEREAS, the Company desires to employ the Executive, and the Executive is willing to be employed by the Company, upon the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

     1.   Employment.

          1.1 The Company agrees to and does hereby employ the Executive, and the Executive agrees to and does hereby accept employment by the Company, subject to the terms and conditions herein set forth.

          1.2 This Agreement shall be effective only if executed and delivered by all parties hereto on or before March 4, 1997.

     2. Term. The term of the Executive's employment hereunder shall commence on the date hereof (the "Effective Date") and shall terminate three
(3) years thereafter (such period hereinafter referred to as the "Term").

     3.   Duties.

          3.1 During the Term, the Executive shall be employed as Chief Financial Officer of the Company and any successors thereto or to its business, and shall be in charge of and responsible for the general and supervisory duties normally and customarily attendant to such office and shall render such other lawful services, and exercise such powers, which are from time to time requested of him, assigned to him or vested in him by the Chief Executive Officer of the Company and which are commensurate with his position as Chief Financial Officer.

          3.2 The Executive agrees that, during the Term, unless the Chief Executive Officer of the Company shall otherwise consent, he will devote such amount of his time, energies, labor and skills to the business of the Company and to the duties and responsibilities specified in Section 3.1 as shall be reasonably necessary.

     4. Base Compensation. In consideration for services performed hereunder, the Company shall pay to the Executive an annual base salary of $156,000 in installments payable in accordance with the Company's customary payroll practices, but in no event less than one time per month. On each anniversary of the Effective Date of this Agreement, the Executive's base salary shall be increased, at a minimum, by an amount equal to the base salary then in effect multiplied by the percentage increase in the consumer price index from the preceding year. In addition, the Company shall reimburse the Executive for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company upon the submission to the Company of appropriate receipts therefor.

     5.   Benefits and Cash Bonus.

          5.1 Throughout the Term, the Executive shall be eligible to participate in any pension, profit-sharing, stock option or similar plan or program of the Company now existing or established hereafter for the benefit of its employees generally, to the extent that he is eligible under the general provisions thereof. The Executive shall also be entitled to participate in any group insurance, hospitalization, medical, health and accident, disability or similar or nonsimilar plan or program of the Company now existing or established hereafter for the benefit of its employees or executives generally, to the extent that he is eligible under the general provisions thereof.

          5.2 The Company shall provide the Executive with a policy of term life insurance in an amount equal to not less than two (2) times his yearly salary hereunder, payable to such beneficiary or such beneficiaries as shall be designated in writing by the Executive.

          5.3 The Executive shall participate in the Company's profit sharing bonus pool (the "Bonus Pool") to be implemented by the Compensation Committee. The Compensation Committee shall determine, in its discretion, which eligible participants in the Bonus Pool shall be entitled to bonus payments thereunder. In addition to the Executive's bonus, additional objectives will be established, jointly, that will result in eligibility to additional stock options grants.

          5.4 The Company shall provide Executive an automobile allowance of $600 per month to cover Executive's use of his vehicle for business purposes.

     6. Stock Option Grant. Contemporaneously with the execution hereof, the Company is granting to the Executive option to purchase an aggregate of up to 350,000 shares of Common Stock of the Company (the "Option"). Under the Option, 170,000 shares shall be immediately vested, and 60,000 shares shall be vested on the first, second and third successive anniversaries of the date of grant.

     7.   Termination of Executive's Employment.

          7.1 Notwithstanding any provisions contained herein to the contrary, the Executive's employment may be terminated by the Company upon the Executive's death or disability (as defined below); or for Cause (as defined below); or upon a Change in Control (as defined below).

          7.2 For purposes of this Agreement, "disability" shall mean the Executive is mentally or physically disabled from properly and fully performing his duties and responsibilities hereunder for a period of 120 consecutive days or for 180 days, even though not consecutive, within a 360-day period, all as evidenced by the written certification of a qualified medical doctor agreed to by the Company and the Executive or, in the absence of such agreement, by a doctor selected by the agreement of a qualified medical doctor selected by each of the Company and the Executive.

          7.3 For purposes of this Agreement, "Cause" shall mean: (i) the conviction of the Executive of a felony by a federal or state court of competent jurisdiction; (ii) gross misconduct relating to the Company; (iii) intentional misappropriation of funds; or (iv) deliberate and premeditated acts against the interest of the Company. In the case of any of the foregoing, the Company shall have the right, following notice and a reasonable opportunity to cure of not less than sixty (60) days (except in the case of clauses (i) and (iii) hereunder), to terminate this Agreement without further obligation to the Executive.

          7.4 In the event that the Executive's employment hereunder is terminated as a result of death, disability or for Cause by the Company, then the Company shall have no further obligations or liabilities to the Executive hereunder, such that all benefits and salary provided for within this Agreement shall terminate simultaneously with the termination of the Executive's employment except for benefits and salary earned and accrued through the date of such termination. Nothing in this Section 7.4 shall supersede any rights of the Executive to receive any amounts or benefits otherwise due to him upon the occurrence of any of the events described in the immediately preceding sentence, whether such rights are created by this Agreement or otherwise.

          7.5 In the event that the Executive's employment hereunder is terminated for reasons other than Cause, then the Company shall be obligated to pay the Executive an amount equal to the balance of the Executive's base salary which would have been earned for the remainder of the Term.

     8.   Covenants of the Executive.

          8.1 Confidentiality. The Executive acknowledges that his employment by the Company will throughout his employment bring him into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, key personnel, pricing policies, operational methods, and other business affairs, methods and information, including plans for future developments, not readily available to the public. The Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character, and that the Company currently competes or intends to compete with other organizations that are located in all of the states of the United States. In recognition of the foregoing, the Executive covenants and agrees that: (i) he will not knowingly divulge any material confidential matters of the Company which are not otherwise in the public domain and will not intentionally disclose them to anyone outside of the Company during his employment by the Company hereunder or following the expiration or termination of his employment with the Company for any reason; (ii) he will deliver promptly to the Company at the end of Term, or at any other time the Company may so request, at the Company's expense, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the businesses of the Company which he obtained while employed by, or otherwise serving or acting on behalf of, the Company, or any its subsidiaries or affiliates, and which he may then possess or have under his control; and (iii) during the Term and any additional period during which the Executive may be employed by the Company (whether or not such employment shall be pursuant to written agreement) the Executive will not, unless the Board shall otherwise consent, along or together with any other person, firm, partnership, corporation or other entity whatsoever (except any subsidiaries or affiliates of the Company), directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, employee, representative, public relations or advertising representative, management consultant or otherwise: (A) engage in or (B) become or be interested in or associated with any other person, corporation, firm, partnership or other entity whatsoever engaged in any business which is competitive with any business conducted or contemplated by the Company.

          8.2 Anti-Raiding. Executive agrees that during the term of his employment hereunder, and, thereafter for a period of six (6) months, he will not, as a principal, agent, employee, employer, consultant, director or partner of any person, firm, corporation or business entity other than the Company, or in any individual or representative capacity whatsoever, directly or indirectly, without the prior express written consent of the Company approach, counsel or attempt to induce any person who is then in the employ of the Company to leave the employ of the Company or employ or attempt to employ any such person or persons who at any time during the preceding six months was in the employ of the Company.

          8.3 Notwithstanding the provisions of Section 8.1 (iii), the Executive may own, as passive investor, securities of a corporation engaged in a competitive line of business whose equity securities are registered under Section 12(b) or 12(g) of the Exchange Act, so long as his beneficial ownership in any one such corporation shall not in the aggregate constitute more than five percent (5%) of any class of equity securities of such corporation.

          8.4 The parties agree that the remedy at law for any breach or threatened breach of any covenant contained in this Section 8 will be inadequate and that either party, in addition to such other remedies as may be available to it, and/or them, at law or in equity, shall be entitled to injunctive relief without bond or other security.

     9. Change in Control. A "Change in Control" of the Company shall mean a change in control of the Company or any entity controlling the Company (referred to collectively in this Section 8 as the Company) of a nature that would be required to be reported in response to Item 1 of a Current Report on Form 8-K, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a person who or which is a shareholder of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors; or (b) individuals who constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders was approved by a vote of at least three quarters of the directors comprising the Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a sale by the Company of all or substantially all of its assets occurs. Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transactions which result in the acquisition by the Executive, or by a group of persons which includes the Executive, directly or indirectly, of a majority of either the outstanding shares of common stock of the Company or the voting securities of any corporation which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise. Notwithstanding anything contained in this Agreement to the contrary, if, while the Executive is employed by the Company, a Change in Control shall occur, with or without the prior approval of the Board, and Executive's employment hereunder shall be terminated, then the Company shall be obligated to pay the Executive an amount equal to the balance of the Executive's base salary which would have been earned for the remainder of the Term. In the event that this Agreement is terminated as a result of a Change in Control, then all options granted to the Executive pursuant to Section 6 hereof, shall, notwithstanding any provisions contained in the respective Option Agreements, immediately vest and become exercisable by the Executive.

     10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts executed in and to be performed solely within such state.

     11. Notices. All notices required or permitted to be given by either party hereunder, including notice of change of address, shall be in writing and delivered by hand, or mailed, postage prepaid, certified or registered mail, return receipt requested, to the other party as follows:

     If to the Company:       U.S.  WATS, Inc.
                              111 Presidential Boulevard
                              Suite 114
                              Bala Cynwyd, PA 19004
                              Attention: Kevin M. O'Hare, President

     With a copy to:          Peter W. Laberee
                              Buchanan Ingersoll, P.C.
                              Two Logan Square, 12th Floor
                              18th  & Arch
                              Philadelphia, PA 19130


     If to the Executive:     Christopher Shannon
                              20560 Lowfield Drive
                              Germantown, MD  20874

     12.  Miscellaneous.

          12.1 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior oral or written agreements and understandings; however, this Agreement shall not supersede, diminish or modify any rights of the Executive under any employee benefit plans of the Company. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties. This Agreement may not be amended, and no provision hereof shall be waived, except by a writing signed by the Company and the Executive, or in the case of a waiver, by the party waiving compliance therewith, which states that it is intended to amend or waive a provision of this Agreement. Any waiver of any rights or failure to act in any one instance shall not be regarded as an agreement to waive any rights or failure to act in any other instance, whether or not similar.

          12.2 Further Acts. The parties hereto agree that, after the execution of this Agreement, they will make, do, execute or cause to be made, done or executed all such further and other lawful acts, deeds, things, devices, conveyances and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

          12.3 Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or prohibited by an applicable law, this Agreement shall be considered divisible as to such provision, which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

          12.4 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Company and any corporation with which the Company merges or consolidates or to which the Company sells all or substantially all of its assets, and upon the Executive and his executors, administrators, heirs and legal representatives.

          12.5 Headings. All headings in this Agreement are for convenience only and are not intended to affect the meaning of any provision hereof.

          12.6 Counterparts. This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts were upon the same instrument, and all such counterparts shall constitute but one instrument.

     IN WITNESS WHEREOF, the Executive has executed this Agreement and the Company has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

Attest                        US WATS, INC.

By:  /s/ David Hurwitz        By:  /s/ Kevin O'Hare
                                   -----------------------------------
                                   Kevin O'Hare, President


                                   /s/ Christopher Shannon
                                   -----------------------------------
                                   Christopher Shannon, individually